Exhibit 99.1

Trilogy Metals Reports Third Quarter Fiscal 2024 Financial Results

VANCOUVER, BC, Oct. 8, 2024 /CNW/ - Trilogy Metals Inc. (TSX: TMQ) (NYSE American: TMQ) ("Trilogy Metals", "Trilogy" or "the Company") announces its financial results for the third quarter ended August 31, 2024. Details of the Company's financial results are contained in the interim unaudited consolidated financial statements and Management's Discussion and Analysis which will be available on the Company's website at www.trilogymetals.com, on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov. All amounts are in United States dollars unless otherwise stated.

Upper Kobuk Mineral Projects ("UKMP") Activities

The team at Ambler Metals LLC ("Ambler Metals") visited the Bornite camp in July to perform a site inspection, regular asset maintenance and certain environmental sampling. No issues were reported.

The board of Ambler Metals approved a 2024 fiscal year budget totaling $5.5 million to support external and community affairs, to maintain the State of Alaska mineral claims in good standing, and for the maintenance of physical assets. During the nine-month period ended August 31, 2024, Ambler Metals expended $3.5 million on salaries and wages, professional fees, engineering, project support costs and mineral property expenses, excluding the Ambler Access Project ("AAP") costs compared with the budget of $4.5 million.

The board of Ambler Metals also approved a 2024 fiscal year budget totaling $2.5 million to support the AAP. During the nine-month period ended August 31, 2024, Ambler Metals funded $1.4 million to the Alaska Industrial Development and Export Authority in support of the AAP compared with the budget of $1.9 million.

Selected Results

The following selected financial information is prepared in accordance with U.S. GAAP.

			in thousands of dollars
Three months ended			Nine months ended
Selected expenses	August 31, 2024 $	August 31, 2023 $	August 31, 2024 $	August 31, 2023 $
General and administrative	293	278	1,027	1,014
Investor relations	15	18	46	71
Professional fees	138	139	530	897
Salaries	158	191	527	621
Share of loss on equity investment	624	2,910	2,019	5,998

For the three-month period ended August 31, 2024, we reported a net loss of $1.6 million compared to a net loss of $4.1 million for the three-month period ended August 31, 2023. The decrease in comprehensive loss in the third quarter of 2024 compared to the same quarter in 2023 is primarily due to the decrease in our share of losses of Ambler Metals. The decrease in our share of losses of Ambler Metals is mainly due to the decrease in corporate wages and in mineral property expenses partially offset from the increase in professional fees. The primary drivers for the decrease in mineral property expenses over the comparative quarter in the prior year were from a reduction in activities both at the project level and at the AAP.

For the nine-month period ended August 31, 2024, we reported a net loss of $7.0 million compared to a net loss of $11.9 million for the nine-month period ended August 31, 2023. The decrease for the nine-month period ended August 31, 2024, when compared to the same period in 2023, is primarily due to the decrease in our share of losses of Ambler Metals, professional fees and stock-based compensation and salaries. The decrease in our share of losses of Ambler Metals is mainly due to the decrease in corporate wages due to a reduction in staffing and a reduction in mineral property expenses due to a reduction in project activities which was partially offset by the increase in professional consulting fees related to part-time contractors engaged to assist with management of Ambler Metals, along with consultants engaged in government and external affairs.

Liquidity and Capital Resources

The Company has a 2024 fiscal year cash budget totaling $2.8 million. We expended $1.9 million on operating activities during the nine-month period ending August 31, 2024 compared with budgeted cash expenditures totaling $2.1 million, with the majority of cash spent on professional fees and American and Canadian securities commission fees related to our annual regulatory filings, annual fees paid to the Toronto Stock Exchange and the NYSE American Exchange, and corporate salaries.

As at August 31, 2024, we had cash and cash equivalents and working capital of $25.7 million. During the nine months ended August 31, 2024, Trilogy received a total of $25.0 million from Ambler Metals as a return of excess cash to the joint venture owners. Although the Company has a strong cash position, management continues with cash preservation strategies to reduce cash expenditures where feasible, including but not limited to reductions in marketing, investor conferences and office expenses. In addition, the Company's board of directors continues to receive all of their fees in deferred share units in an effort to preserve cash. The Company's senior management team is also continuing to receive a portion of their base salaries and all of their short- and long-term compensation in shares of the Company to preserve cash.

All project-related costs are funded by Ambler Metals. Ambler Metals had $9.8 million in cash and cash equivalents and $8.7 million in working capital as at August 31, 2024. There are sufficient funds at Ambler Metals to fund this fiscal year's budget.

Qualified Persons

Richard Gosse, P.Geo., Vice President Exploration for Trilogy Metals Inc., is a Qualified Person as defined by National Instrument 43-101. Mr. Gosse has reviewed the scientific and technical information in this news release and approves the disclosure contained herein.

About Trilogy Metals

Trilogy Metals Inc. is a metal exploration and development company which holds a 50 percent interest in Ambler Metals LLC, which has a 100 percent interest in the Upper Kobuk Mineral Projects in northwestern Alaska. On December 19, 2019, South32, a globally diversified mining and metals company, exercised its option to form a 50/50 joint venture with Trilogy. The UKMP is located within the Ambler Mining District which is one of the richest and most-prospective known copper-dominant districts in the world. It hosts world-class polymetallic volcanogenic massive sulphide ("VMS") deposits that contain copper, zinc, lead, gold and silver, and carbonate replacement deposits which have been found to host high-grade copper and cobalt mineralization. Exploration efforts have been focused on two deposits in the Ambler Mining District – the Arctic VMS deposit and the Bornite carbonate replacement deposit. Both deposits are located within a land package that spans approximately 190,929 hectares. Ambler Metals has an agreement with NANA Regional Corporation, Inc., an Alaska Native Corporation that provides a framework for the exploration and potential development of the Ambler Mining District in cooperation with local communities. Trilogy's vision is to develop the Ambler Mining District into a premier North American copper producer while protecting and respecting subsistence livelihoods.

Cautionary Note Regarding Forward-Looking Statements

This news release includes certain "forward-looking information" and "forward-looking statements" (collectively "forward-looking statements") within the meaning of applicable Canadian and United States securities legislation including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein, including, without limitation, perceived merit of properties; expectations regarding the budgets for the UKMP; the Company's cash preservation strategies, including continued willingness of the Company's directors and executives to receive their compensation in equity, the Company's plans to look for opportunities to reduce its cash spend for the year; management's expectations regarding the effects of cash conservation efforts and the sufficiency of cash for this year's fiscal budget; the Company's future funding of Ambler Metals; the sufficiency of cash at Ambler Metals for this fiscal year's budget; and the Company's plans to provide further updates and the timing thereof are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as "expects", "anticipates", "believes", "intends", "estimates", "potential", "possible", and similar expressions, or statements that events, conditions, or results "will", "may", "could", or "should" occur or be achieved. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from the Company's expectations include the uncertainties involving our ability to conserve cash and to raise capital at terms favorable to the Company, or at all and other risks and uncertainties disclosed in the Company's Annual Report on Form 10-K for the year ended November 30, 2023 filed with Canadian securities regulatory authorities and with the United States Securities and Exchange Commission and in other Company reports and documents filed with applicable securities regulatory authorities from time to time. The Company's forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. The Company assumes no obligation to update the forward-looking statements or beliefs, opinions, projections, or other factors, should they change, except as required by law.

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SOURCE Trilogy Metals Inc.

View original content: http://www.newswire.ca/en/releases/archive/October2024/08/c4443.html

%CIK: 0001543418

For further information: Company Contacts: Tony Giardini, President & Chief Executive Officer; Elaine Sanders, Vice President & Chief Financial Officer, Phone: 604-638-8088

CO: Trilogy Metals Inc.

CNW 06:30e 08-OCT-24